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                                                                 EXHIBIT d(1)(d)

                             SUBSTITUTION AGREEMENT



     AGREEMENT, made this ________ day of _____________, 200__, by and among MainStay Management LLC ("MainStay Management"), New York Life Investment Management LLC ("NYLIM") and The MainStay Funds (the "Trust").

     WHEREAS, the Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("Act"), and the Trust issues shares in several different series, each of which is known as a "fund";

     WHEREAS, MainStay Management serves as an investment adviser to each of the series of the Trust (collectively, the "Funds") pursuant to an Investment Advisory Agreement between the Trust and MainStay Management dated October 21, 1997 (and amended October 1, 1999) (the "Agreement");

     WHEREAS, NYLIM was validly organized under the laws of the State of Delaware to succeed to the investment advisory business of MainStay Management and certain other affiliates;

     WHEREAS, with respect to the Funds, the Trust wishes to substitute NYLIM in place of MainStay Management, as a party to the Agreement, and NYLIM wishes to accept the substitution;

     WHEREAS, MainStay Management and NYLIM have represented to the Trustees of the Trust that: (i) advisory and other personnel currently servicing the Funds will not change as a result of the substitution; (ii) NYLIM will have the resources to meet its obligations to the Trust and the Funds, respectively;
(iii) the investment process that will be used by NYLIM with respect to the Funds is identical to that used by MainStay Management; and (iv) the substitution will not result in a change in actual control or management within the meaning of Rule 2a-6 of the Act; and

     WHEREAS, under these circumstances, the Trust agrees to the substitution of NYLIM as a party to the Agreement in place of MainStay Management.

     NOW THEREFORE, it is agreed as follows:

     1. Substitution of Party. Effective as of the date first written above, NYLIM hereby assumes all of the interest, rights and responsibilities of
MainStay Management under the Agreement.
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     2. Performance of Duties. NYLIM hereby assumes and agrees to perform all of
MainStay Management's duties and obligations under the Agreement and to be subject to all of the terms and conditions of such agreements as if they applied to NYLIM. Nothing in this Substitution Agreement shall make NYLIM responsible for any claim or demand arising under the Agreement from services rendered prior to the effective date of this Substitution Agreement unless otherwise agreed by NYLIM; and nothing in this Substitution Agreement shall make MainStay Management responsible for any claim or demand arising under the Agreement from services rendered after the effective date of this Substitution Agreement unless otherwise agreed by MainStay Management.

     3. Representations. NYLIM represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"). MainStay Management and NYLIM each represents and warrants that they are both under the same control and management, and that substitution of NYLIM as a party to the Agreement in place of MainStay Management shall not result in an "assignment" of the Agreement as that term is defined in the Act or the Advisers Act.

     4. Consents. The Trust hereby consents to this assumption by NYLIM of the interest, rights and responsibilities of MainStay Management under the Agreement and agrees, subject to the terms and conditions of the said Agreement, to look solely to NYLIM for the performance of advisory duties and obligations under such Agreement after the effective date described above.


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     IN WITNESS WHEREOF, the parties hereto have caused this Substitution
Agreement to be executed by their duly authorized officers hereunto duly attested as of the date and year first written above.


                                The MainStay Funds




                                By:
                                   ---------------------------------------------
                                Name:
                                Title:




                                MainStay Management LLC




                                By:
                                  ----------------------------------------------
                                Name:
                                Title:




                                New York Life Investment Management LLC




                                By:
                                   ---------------------------------------------
                                Name:
                                Title:



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